EXHIBIT 11

		       FIRST COMMERCE CORPORATION AND SUBSIDIARIES

			   COMPUTATION OF EARNINGS PER SHARE


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							       Three Months Ended                      Six Months Ended
								    June 30                                 June 30
							_________________________________      ________________________________
							    1996               1995                1996               1995
Primary earnings per share                              ______________     ______________      _______________    _____________
_____________________________
Net income                                               $31,667,000        $27,171,000         $63,200,000        $41,663,000
Preferred dividend requirements                             (705,000)        (1,086,000)         (1,418,000)        (2,173,000)
							______________     ______________      _______________    _____________
Income applicable to common shares                       $30,962,000        $26,085,000         $61,782,000        $39,490,000
Weighted average number of common shares                ==============     ==============      ===============    =============
   outstanding, net of shares held in treasury            38,875,470         37,677,761          38,793,069         37,689,320
Shares from assumed exercise of options,
   net of treasury stock method                              238,991            157,912             213,429            146,044
							______________     ______________      _______________    _____________
							  39,114,461         37,835,673          39,006,498         37,835,364
							==============     ==============      ===============    =============
Earnings per common share                                       $.79               $.69               $1.58              $1.05


Fully diluted earnings per share
_________________________________
Income applicable to common shares                       $30,962,000        $26,085,000         $61,782,000        $39,490,000
Expenses that would not have been incurred
   if assumed conversions had occurred:
      Preferred dividend requirements                        705,000          1,086,000           1,418,000          2,173,000
      Interest expense on convertible
	 debentures, net of tax                            1,614,000          1,717,000           3,300,000                  -
							______________     ______________      _______________    _____________
Income applicable to common shares plus
   expenses that would not have been incurred
   if assumed conversions had occurred                   $33,281,000        $28,888,000         $66,500,000        $41,663,000
							==============     ==============      ===============    =============
Weighted average number of shares
   outstanding, net of shares held in treasury            38,875,470         37,677,761          38,793,069         37,689,320
Shares from assumed exercise of options,
   net of treasury stock method                              257,659            186,223             257,659            160,460
Shares from assumed conversion of dilutive
   convertible notes and debentures:
      Preferred stock                                      1,819,334          2,792,675           1,944,689          2,792,787
      Convertible debentures                               3,019,526          3,116,166           3,025,384                  -
							______________     ______________      _______________    _____________
							  43,971,989         43,772,825          44,020,801         40,642,567
							==============     ==============      ===============    =============
Earnings per common share                                       $.76               $.66               $1.51              $1.02



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